May 15, 2025

Carillon Tower Advisers, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Dear Ladies and Gentlemen:

Carillon Series Trust a Delaware statutory trust, offers, as applicable, multiple series and classes of shares of beneficial interest for sale to the public. Each series and class has unique fees and expenses. The Trust’s series (“Series”) and their respective classes (“Class”), as applicable, are listed in Attachment A.

As investment adviser and administrator to the Trust, Carillon Tower Advisers, Inc. (“Carillon”) agrees to waive its fees and/or reimburse expenses of a Series or Class to the extent that a Series or Class’ annual operating expenses for its fiscal year(s) exceed the limitations (“Expense Limitations”) for the periods (“Expense Limitation Period”) set forth in Attachment A.. For purposes of this Agreement, annual operating expenses shall not include interest, taxes, brokerage commissions, costs relating to investments in other investment companies, dividend and interest costs and extraordinary expenses. In addition, annual operating expenses shall include offset expense arrangements with the custodian for each Series.

Carillon maintains the right to recover from the same Series or Class of shares the fee previously waived and/or expenses previously reimbursed by Carillon during the Expense Limitation Period within the Series’ next two fiscal years if total annual operating expenses for a given Series or Class fall below the lesser of any expense limitations then in effect for that Series or Class or the expense cap in effect at the time of the reimbursement. The determination as to whether Carillon may recover fees waived and/or expenses reimbursed is made for each Class of a Series without regard to any other Class of the same Series. The Agreement may be changed by the Trust’s Board of Trustees without the approval of Trust shareholders.

Carillon agrees that it shall look only to the assets of an applicable Series or Class for performance of this Agreement and for any claims for payment. No other Series, Class, a Trust or its trustees, officers, employees, agents or shareholders shall be personally liable for performance by a Series or Class under this Agreement.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. Any amendment to this Agreement shall be in writing signed by the parties hereto.

Very truly yours,

CARILLON SERIES TRUST

By:	/s/ Susan L. Walzer

Susan L. Walzer
President and Principal Executive Officer

CARILLON TOWER ADVISERS, INC.

By:	/s/ Eric Wilwant

Eric Wilwant
President

ATTACHMENT A

Expense Limitation *

(as a percent of average daily net assets)

Carillon Series Trust

Fund Name	ETF	Class A	Class C	Class I	Class R-6	Start Date	End Date
Carillon ClariVest Capital Appreciation Fund		1.05	1.80	0.75	0.65	May 1, 2025	May 1, 2026
Carillon ClariVest International Stock Fund		1.25	2.00	0.95	0.85	May 1, 2025	May 1, 2026
Carillon Eagle Growth & Income Fund		1.25	2.00	0.95	0.85	May 1, 2025	May 1, 2026
Carillon Eagle Mid Cap Growth Fund		1.20	1.95	0.90	0.80	May 1, 2025	May 1, 2026
Carillon Eagle Small Cap Growth Fund		1.25	2.00	0.95	0.85	May 1, 2025	May 1, 2026
Carillon Reams Core Bond Fund		0.75	1.50	0.45	0.35	May 1, 2025	May 1, 2026
Carillon Reams Core Plus Bond Fund		0.80	1.55	0.50	0.40	May 1, 2025	May 1, 2026
Carillon Reams Unconstrained Bond Fund		0.90	1.65	0.60	0.50	May 1, 2025	May 1, 2026
Carillon Scout Mid Cap Fund		1.25	2.00	0.95	0.85	May 1, 2025	May 1, 2026
Carillon Scout Small Cap Fund (effective January 21, 2025, Carillon Chartwell Small Cap Fund)		1.25	2.00	0.95	0.85	May 1, 2025	May 1, 2026
Carillon Chartwell Real Income Fund		0.85	1.60	0.55	0.45	May 1, 2025	May 1, 2026
Carillon Chartwell Mid Cap Value Fund		1.20	1.95	0.90	0.80	May 1, 2025	May 1, 2026
Carillon Chartwell Short Duration High Yield Fund		0.79	1.54	0.49	0.39	May 1, 2025	May 1, 2026
Carillon Chartwell Small Cap Growth Fund*		1.25	2.00	0.95	0.85	Jan. 21, 2025	May 1, 2026
Carillon Chartwell Small Cap Value Fund		1.35	2.10	1.05	0.95	May 1, 2025	May 1, 2026

RJIM Chartwell Premium Income ETF	0.60					Sept. 12, 2025	May 1, 2027
RJ Eagle GCM Dividend Select Income ETF	0.55					Sept. 12, 2025	May 1, 2027
RJ Eagle Municipal Income ETF	0.45					Sept. 12, 2025	May 1, 2027
RJ Eagle Vertical Income ETF	0.55					Sept. 12, 2025	May 1, 2027